Exhibit 99.1

A. H. Belo Corporation Announces Second Quarter 2016

Net Income from Continuing Operations

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported second quarter 2016 net income attributable to A. H. Belo Corporation (the “Company”) of $0.7 million, or $0.03 per fully diluted share. For the same period in 2015, the Company reported net loss attributable to A. H. Belo Corporation of $(0.6) million, or $(0.03) per share.

In the second quarter of 2016, on a non-GAAP basis, the Company reported operating income excluding certain items (adjusted operating income) of $5.8 million, an increase of $3.1 million, or 112 percent, over the second quarter of 2015.

Jim Moroney, chairman, president and Chief Executive Officer, said, “We were extremely pleased with our second quarter 2016 operating results. The revenue gains attributed to our marketing services segment nearly offset the declines associated with the print publishing segment and in tandem with our ongoing efforts to align expenses with revenues, made this a very successful quarter."

Second Quarter Results from Continuing Operations

Total revenue was $66.6 million in the second quarter of 2016,  a decrease of $0.1 million, essentially flat when compared to the prior year period.

Total digital and marketing services revenue increased 20.9 percent to $12.1 million primarily due to organic growth associated with Speakeasy and DMV. DMV revenue increased $1.7 million, or 90.9 percent, compared to the prior year period. For the second quarter of 2016, total digital and marketing services revenue was 31.8 percent of total advertising and marketing services revenue, reflecting a 570 basis point increase when compared to the 26.1 percent

A. H. Belo Corporation Announces Second Quarter 2016 Net Income

from Continuing Operations

August 2, 2016

reported in the second quarter of 2015. Total digital advertising and marketing services revenue was approximately 18.1 percent of total revenue, reflecting  a 310 basis point increase when compared to the 15.0 percent reported in the second quarter of 2015. The growth in digital advertising and marketing services revenue mostly offset declines in print advertising revenue.

Revenue from advertising and marketing services, including print and digital revenues, was $38.0 million in the second quarter of 2016, down $0.3 million, essentially flat when compared to the $38.3 million reported in the second quarter of 2015.

Circulation revenue was $19.8 million, a decrease of $1.0 million, or 4.8 percent, primarily due to lower home delivery and single copy volumes, partially offset by an increase in home delivery subscription rates.

Printing, distribution and other revenue increased 15.4 percent to $8.8 million in the second quarter of 2016, primarily due to an increase of $0.8 million resulting from the timing of Savor, hosted by CrowdSource, Dallas’ four-day celebration of food, wine and spirits, which, in 2015, occurred in the first quarter. In 2016, the festival occurred in April.

Total consolidated operating expense in the second quarter was $64.0 million, a decrease of $3.2 million, or 4.8 percent, compared to the prior year period, primarily due to a decrease in newsprint, ink and other supplies of $1.4 million,  a decrease in distribution expenses of $0.5 million and a decrease in employee compensation and benefits of $0.3 million.

The Company’s newsprint expense in the second quarter was $3.4 million, a decrease of 20.5 percent, compared to the prior year period. Newsprint consumption declined 13.8 percent to approximately 6,806 metric tons. Compared to the same period in 2015, newsprint cost per metric ton decreased 2.8 percent and the average purchase price per metric ton for newsprint decreased 1.9 percent.

A. H. Belo Corporation Announces Second Quarter 2016 Net Income

from Continuing Operations

August 2, 2016

Non-GAAP Financial Measures

A reconciliation of operating income (loss) to adjusted operating income is included in the exhibits to this release.

A. H. Belo Corporation Announces Second Quarter 2016 Net Income

from Continuing Operations

August 2, 2016

Financial Results Conference Call

A. H. Belo Corporation will conduct a conference call on Tuesday,  August 2, 2016, at 9:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website (www.ahbelo.com/invest) or by dialing 1-800-475-6701 (USA) or 320-365-3844 (International) from 11:00 a.m. CDT on August 2, 2016 until 11:59 p.m. CDT on August 9, 2016.  The access code for the replay is 397086.

A. H. Belo Corporation Announces Second Quarter 2016 Net Income

from Continuing Operations

August 2, 2016

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC) is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and digital marketing. With a continued focus on extending the Company’s media platform, A. H. Belo Corporation is able to deliver news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

A. H. Belo Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands, except share and per share amounts (unaudited)	2016	2015	2016	2015
Net Operating Revenue:
Advertising and marketing services	$38,040	$38,266	$73,277	$75,097
Circulation	19,821	20,816	40,173	41,854
Printing, distribution and other	8,765	7,594	15,659	15,161
Total net operating revenue	66,626	66,676	129,109	132,112
Operating Costs and Expense:
Employee compensation and benefits	24,774	25,105	51,791	52,608
Other production, distribution and operating costs	29,898	31,015	58,229	62,475
Newsprint, ink and other supplies	6,461	7,843	12,519	16,009
Depreciation	2,605	2,875	5,237	5,915
Amortization	229	373	455	746
Total operating costs and expense	63,967	67,211	128,231	137,753
Operating income (loss)	2,659	(535)	878	(5,641)
Other Income (Expense):
Income from equity method investments, net	—	690	—	276
Other income (expense), net	408	(532)	487	(423)
Total other income (expense), net	408	158	487	(147)
Income (Loss) from Continuing Operations Before Income Taxes	3,067	(377)	1,365	(5,788)
Income tax provision (benefit)	2,393	317	1,284	(5,413)
Income (Loss) from Continuing Operations	674	(694)	81	(375)
Gain (loss) from divestiture of discontinued operations	—	2	—	(10)
Gain (Loss) from Discontinued Operations	—	2	—	(10)
Net Income (Loss)	674	(692)	81	(385)
Net income (loss) attributable to noncontrolling interests	(19)	(100)	20	(156)
Net Income (Loss) Attributable to A. H. Belo Corporation	$693	$(592)	$61	$(229)

Per Share Basis
Net income (loss) attributable to A. H. Belo Corporation
Basic and diluted	$0.03	$(0.03)	$0.00	$(0.01)
Number of common shares used in the per share calculation:
Basic	21,614,260	21,747,635	21,564,200	21,758,382
Diluted	21,762,559	21,747,635	21,724,876	21,758,382

A. H. Belo Corporation and Subsidiaries

Consolidated Balance Sheets

	June 30,	December 31,
In thousands (unaudited)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$82,384	$78,380
Accounts receivable, net	25,461	31,502
Other current assets	15,473	13,467
Total current assets	123,318	123,349
Property, plant and equipment, net	49,295	51,358
Intangible assets, net	5,323	5,778
Goodwill	36,883	36,883
Other assets	4,015	4,133
Total assets	$218,834	$221,501
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$11,988	$12,736
Accrued compensation and other current liabilities	13,469	11,812
Advance subscription payments	14,525	14,424
Total current liabilities	39,982	38,972
Long-term pension liabilities	55,703	57,446
Other liabilities	7,754	4,812
Total liabilities	103,439	101,230
Noncontrolling interest - redeemable	1,335	1,421
Total shareholders’ equity attributable to A. H. Belo Corporation	112,753	117,781
Noncontrolling interests	1,307	1,069
Total shareholders' equity	114,060	118,850
Total liabilities and shareholders’ equity	$218,834	$221,501

A. H. Belo Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Income (Loss) to Adjusted Operating Income

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands (unaudited)	2016	2015	2016	2015
Total net operating revenue	$66,626	$66,676	$129,109	$132,112
Total operating costs and expense	63,967	67,211	128,231	137,753
Operating Income (Loss)	$2,659	$(535)	$878	$(5,641)

Addback:
Depreciation	$2,605	$2,875	$5,237	$5,915
Amortization	229	373	455	746
Severance expense	258	5	1,000	(50)
Adjusted Operating Income	$5,751	$2,718	$7,570	$970

The Company calculates adjusted operating income by adjusting operating income (loss) to exclude depreciation,  amortization, severance expense and pension plan settlement expense (“adjusted operating income”). The Company believes that such expenses and charges are not indicative of normal, ongoing operations and their inclusion in the results makes for more difficult comparisons between years and with peer group companies.

Adjusted operating income is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income should not be considered in isolation or as a substitute for net income from continuing operations, cash flows provided by operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.